Exhibit 99.1

Calavo Growers, Inc. Announces CFO Change in Leadership

James Snyder to become Chief Financial Officer as Shawn Munsell Departs for New Role

SANTA PAULA, Calif., November 15, 2024—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global leader in the processing and distribution of avocados, tomatoes, papayas, and guacamole, today announced that James Snyder will become the Company’s new Chief Financial Officer effective December 2. Shawn Munsell, Calavo’s current CFO will be departing the Company on November 29 to pursue a new opportunity. He will serve as a consultant to the Company in the month of December to ensure a smooth transition.

“We are excited to welcome James back to Calavo,” said Lee Cole, President and Chief Executive Officer of Calavo Growers, Inc. “James served the Company well for over 18 years as our Corporate Controller and Chief Accounting Officer, and we are thrilled that he has agreed to return as our CFO to lead the division that he knows so well. We thank Shawn for all that he has done for Calavo in his two and a half years here, and we wish him well in his new endeavors.”

“Returning to Calavo will be like a homecoming for me,” Snyder said. “I built my career at Calavo, and I am eager to help Lee and the team move the Company forward as its CFO.”

Snyder has served as Corporate Controller and Chief Accounting Officer at Gem-Pack Berries in Irvine, California since April. Prior to that he was in a similar role for Nano Banc of Irvine from 2020 to 2024. He was with Calavo from 2001 to 2020. Snyder began his career with Deloitte, where he spent seven years in various audit functions.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in the processing and distribution of avocados, tomatoes, papayas and guacamole. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label and store brands. Founded in 1924, Calavo has a rich culture of innovation, sustainable practices and market growth. The company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Calavo Growers, Inc.

Safe Harbor Statement
This press release contains statements relating to future events and results of Calavo that are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements are based on our current expectations and are not promises or guarantees. If any of the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Calavo may differ materially from those expressed or implied by such forward-looking statements and assumptions. The use of words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements.

For a discussion of the risks and uncertainties that we face, please see the risk factors described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Forward-looking statements contained in this press release are made only as of the date of this press release, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact
Julie Kegley, Senior Vice President
Financial Profiles, Inc.
calavo@finprofiles.com
310-622-8246